Via hand delivery

July 17, 2006

Michael P. Silvon

3724 Broadview

West Lafayette, IN 47906

Re: Severance Agreement and Release of All Claims

Dear Mike:

This letter will serve to confirm our conversation of Monday, July 10, 2006. This past year the Board of Directors have been reviewing the performance of the company and analyzing all positions. They have concluded that the results do not support the need to continue with our current structure. The reorganization of the senior management team as outlined by the Board of Directors calls for the elimination of your position, Vice President Planning and Corporate Development, with Bioanalytical Systems, Inc. as of July 31, 2006.

BASi is prepared to offer you a severance package. The terms of the severance package are detailed in this letter.

Even if you do not sign this Agreement, BASi will pay you the compensation that you have earned through July 31, 2006 on your next regular payday. Even if you do not sign this Agreement, you will receive payment on Monday, July 31, 2006 via a direct deposit to your bank account in the gross amount of Seven Thousand One Hundred Ninety Six Dollars and 95/100s ($7,196.95), less deductions required by law, for accrued vacation. Unless you notify BASi of a different bank account, this amount will be deposited in the bank account that you have previously designated for direct deposit. Similarly, even if you do not sign this Agreement, you will be offered benefits to which you are entitled under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).

A.	Terms.

1.

Definitions. The terms “you” and “your” and “Silvon” mean Michael P. Silvon, and anyone who has or obtains any legal right or claims through him. “BASi” and “Company” mean Bioanalytical Systems, Inc. and include its past and present officers, directors, employees, agents, related corporations and entities, affiliates, principals, insurers, shareholders, attorneys, trustees, subsidiaries, predecessors, successors and assigns, any and all employee benefit plans (and any fiduciary of such plans) sponsored by BASi. “Agreement” means this letter agreement which contains the terms of the severance package and which includes a release of all claims arising out of Silvon’s employment relationship with BASi and the termination of the employment relationship. “Termination of Your Employment” means July 31, 2006. “The Parties” means Silvon and BASi.

Michael P. Silvon

July 17, 2006

2.

No Admission of Liability. This Agreement shall not in any way be construed as an admission by BASi that it has acted wrongfully with respect to you or any other person, or that you have any rights whatsoever against BASi.

.
3.

Claims released by Silvon. By signing this Agreement, Silvon unconditionally and fully releases and forever discharges BASi from (a) any and all possible claims, known or unknown, arising out of or from his employment with BASi under any and all possible legal, equitable, tort, contract or statutory theories, including but not limited to any claims for constructive or wrongful discharge or breach of contract, except for any claims relating to accrued and vested rights under a retirement plan; (b) any and all claims arising on or before the date Silvon signs this Agreement, including but not limited to any charges, claims, demands or actions under Title VII of the Civil Rights Act of 1964 and the Equal Pay Act, 42 U.S.C. § 2000e et seq., Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Age Discrimination in Employment Act, the Older Workers’ Benefit Protection Act, the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Indiana Civil Rights Law, the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq., the United States Constitution, the Indiana Constitution, any and all amendments to said statutes, and any other federal, state or local statute or law, ordinance or regulation, dealing in any way with employment or employment-related benefits and all claims for costs and attorneys’ fees; and (c) all claims Silvon may have against BASi arising out of Silvon’s employment and/or termination of employment with BASi . Silvon agrees and understands that any claims he may have under the aforementioned laws, statutes or any other federal, state or local law, ordinance, rule or regulation are effectively waived by this Agreement. Silvon understands that the signing of this Agreement prevents him from making any further claims against BASi in connection with his employment and the termination of his employment with the BASi. Silvon agrees to (a) give up, release and waive all claims against BASi; and (b) not to bring any lawsuits against BASi relating to the claims he has given up, released and waived, nor will he allow any suit to be brought on his behalf.

Michael P. Silvon

July 17, 2006

4.

Waiver of Re-employment. Silvon waives any right or claim of reinstatement to employment with BASi and agrees not to seek further employment with BASi. If Silvon does seek employment with BASi, BASi is under no obligation to consider him for employment.

5.

Payments and Benefits to be Provided to Silvon. In exchange for and in consideration of Silvon’s agreement to release all claims against BASi as described in paragraph 3 and in consideration of the other promises contained in this Agreement, BASi agrees as follows:

a.

BASi agrees to pay you a severance benefit of an amount that totals One Hundred Ten Thousand Two Hundred Forty and 16/100 Dollars ($110,240.16), less deductions required by law. You will be paid Forty Five Thousand Nine Hundred Thirty Three and 40/100 Dollars in semi-monthly installments between August 15 and December 31, 2006. The remaining balance of Sixty Four Thousand Three Hundred Six and 76/100 Dollars will be paid in a lump sum on January 15, 2007. All payments will be direct deposited to a bank designated by you. Unless you notify BASi’s payroll department of a different bank account, this amount will be deposited in the bank account that you have previously designated for direct deposit;

b.

You and your spouse will remain participants in the BASi Company sponsored medical plan through January 31, 2007. You will be responsible for a designated portion of the monthly premium, which will be deducted from your severance benefit on a pretax basis.

c.

Notwithstanding the elimination of your position with the Company, the Incentive Stock Option Committee has determined that, solely for the purposes of the Company's Incentive Stock Option Plan (the "Plan") and your outstanding options thereunder and for no other purpose, the termination of your employment will be deemed to be a retirement with the consent of the Employer (as defined in the Plan), entitling you to exercise any options that are vested on July 31, 2006 at any time within three months of that date.

6.

Acknowledgements. Silvon acknowledges that he is not entitled to any of the payments and benefits listed in paragraph number 5 of this Agreement unless he signs this Agreement. Silvon further acknowledges that the determination of the Company's Incentive Stock Option Committee described in paragraph 5.c. of this Agreement was made solely for the purpose of the Plan and the outstanding options and for no other purpose.

Michael P. Silvon

July 17, 2006

7.

Non-Disparagement. In consideration of the promises made in this Agreement, Silvon and BASi agree that he/it shall not make any false, negative or disparaging remarks or comments to any person and/or entity about the other party to this Agreement, nor shall Silvon or BASi make any statement that may subject the other party to potential embarrassment, humiliation or any other negative consequence. In addition, both parties agree that they shall not make any public statement, including but not limited to, the media or to BASi employees, regarding the termination of his employment with BASi.

8.

Confidentiality. The Parties agree that an essential condition and material term of this Agreement shall be that the terms of this Agreement and all negotiations, discussions, correspondence and other related matters that preceded it shall be maintained confidential. Silvon agrees that neither he nor his representatives shall in any way publish, reveal, disclose, or cause to be published, revealed, or disclosed, any terms, information, or details of this Agreement, or the negotiations and discussions that preceded it. These restrictions on disclosure do not apply to disclosures which may be required by law or by judicial or administrative process or order. The Parties may disclose the terms of this Agreement to BASi management or Silvon’s immediate family, attorney, or income tax services provider, provided they agree to keep same confidential and not make any disclosures in any manner that is inconsistent with the terms of this Agreement.

9.

Consultation with Attorney. Silvon agrees that he has read this Agreement and the releases contained herein, that he understands all of the terms hereof, that he has not been coerced, threatened or intimidated into signing this Agreement, and that he executes this Agreement voluntarily and with full knowledge of its meaning and consequences and that he has had sufficient opportunity to consult with his attorney regarding this Agreement. Silvon further acknowledges that BASi hereby advises him that he should consult with an attorney before executing this Agreement.

10.

Violation of Agreement and Severability. Silvon agrees that if he breaches any obligation set forth in this Agreement, BASi shall cease all payments to him, as described in this Agreement, and it shall also cease providing all benefits to him, as described in this Agreement. Silvon further agrees that if he violates this Agreement by suing or bringing any action against BASi for any of the claims released in paragraph 4 of this Agreement, or in the event BASi is successful in any action against Silvon to enforce his obligations under this Agreement, Silvon will pay all costs and expenses incurred by BASi in bringing said action, including but not limited to, reasonable attorneys’ fees and costs. In addition, if Silvon violates this Agreement by suing or bringing any action against BASi for any of the claims released in paragraph 4 of this Agreement, or in the event BASi is successful in any action against Silvon to enforce his obligations under this Agreement, BASi shall be entitled to whatever relief a court deems appropriate, and in addition thereto, Silvon will be obligated to promptly reimburse BASi all amounts paid to him and on his behalf by BASi under this Agreement, plus interest at 10% per annum, and BASi shall be entitled to collect same through legal process or otherwise, from him. Silvon also understands and agrees that in the event that this Agreement is ever held to be invalid or unenforceable, in whole or in part, as to any particular type of claim or charge or as to any particular circumstances, this Agreement shall remain fully valid and enforceable as to all other claims, charges and circumstances.

Michael P. Silvon

July 17, 2006

11.	Employee Agreement dated March 17, 1997. Silvon acknowledges his continuing obligations under the Employee Agreement dated March 17, 1997 which is attached hereto and incorporated herein as Exhibit A.

12.

Acceptance of Agreement. To accept the terms of this Agreement, Silvon must deliver this Agreement, after it has been signed and dated by him, to the undersigned in an envelope marked “Personal and Confidential.”

13.

Silvon’s Representations. Silvon represents and warrants that in the making and execution of this Agreement, he is not relying on any representation, statement, or assertion of fact or opinion made by any agent, attorney, employee, or representative of the persons, parties, or corporations being released herein, and he hereby waives any right to rely upon all prior agreements and/or oral representations made by any agent, attorney, employee, or representative of such persons, parties, or corporations even though made for the purpose of inducing him to enter into this Agreement.

14.

Return of BASi’s Property. Silvon hereby represents and warrants that he has returned to BASi all of BASi’s property that was in his possession or control. This includes, but is not limited to, keys, credit cards, phone cards, cellular telephones, pages, directories, computer hardware and software, books, documents, memoranda, and all other records, and copies thereof.

15.

Miscellaneous. The Parties agree that this Agreement is deemed made and entered into in the State of Indiana and in all respects shall be interpreted, enforced and governed under the laws of the State of Indiana, unless otherwise preempted by federal law. Jurisdiction and venue for litigation of any dispute, controversy, or claim arising out of or in connection with this Agreement shall lie exclusively in the federal or state courts in Tippecanoe County, Indiana, and the Parties hereby consent to service of process from said courts. This Agreement shall inure to the benefit of and may be enforced by, and shall be binding on The Parties and their heirs, executors, administrators, personal representatives, assigns, and successors in interest. The language of all parts of this Agreement shall be in all cases construed as a whole, according to its fair meaning, and not strictly for or against the drafter.

Michael P. Silvon

July 17, 2006

16.

Senior Management Team. Attached to this Agreement as Exhibit B is a listing of the ages and job titles of those individuals employed by BASi in senior management who were and were not selected for termination and the offer of consideration for signing a waiver such as those contained in this Agreement.

17.

Time to Consider this Agreement. Silvon understands that he has until forty-five (45) days from the date of delivery of this Agreement to consider the terms of this Agreement. Silvon understands that he may sign this Agreement at any time during the forty-five day period. Silvon understands that he may revoke this Agreement if he so chooses until seven (7) days after the date of execution. Silvon further understands that this Agreement will not become effective or enforceable and that BASi’s obligations in paragraph 6 of this Agreement to make payments and provide benefits will not become effective or enforceable until seven (7) days from the date of Silvon’s execution of this Agreement.

Sincerely,

BASi

/s/ Lina Reeves-Kerner

By Lina Reeves-Kerner

Vice President Human Resources

My signature below represents my unconditional acceptance of all terms and conditions contained in this Agreement.

/s/ Michael P. Silvon	July 27, 2006
Michael P. Silvon	Date

EXHIBIT A

BAS

March 12, 1997

Dr. Michael P. Silvon

2470A Kestral Boulevard

West Lafayette, IN 47906

Dear Mike,

This letter constitutes an offer for a position at Bioanalytical Systems, Inc. (BAS) as Vice President, Business Development. Should you chose to accept this offer, you would report directly to me. The financial package includes an annual base salary of $82,500; an initial bonus of $2,500 to be granted with your first pay check; participation in our officers’ bonus plan, which potentially could reward you with up to a 25% bonus in the current fiscal year; and participation in the BAS 401(k) Plan according to the Employee Handbook as issued in February 1997.

Benefits are as described in the Handbook, with the exception that your initial vacation will be 3 rather than 2 weeks in view of your seniority. Please contact Mrs. Lina Reeves-Kerner or Mike Scott if you have questions regarding the company benefits. An employee agreement is also enclosed and must be signed prior to your starting date. In addition, this offer is contingent upon your successful completion of a medical examination from our company physician. The offer is also predicated upon your providing proof of eligibility to work in the United States, within three days of employment, as mandated by current federal employment laws. Proof of eligibility includes a valid drivers license, original social security card, passport, certified birth certificate, or an unexpired employment eligibility card.

As a new employee, your first ninety days will be a trial period during which BAS can evaluate you and you can evaluate BAS. Because employment at BAS is at-will and it does not promise employment for any specific period of time, either you or the Company may terminate the employment relationship for any reason at any time either before or after completion of the trial period.

As we have discussed, BAS faces a number of challenges in the months ahead. Our team believes that an experienced executive with your talents will contribute greatly to meeting these challenges and we willl initially use you as combination in-house consultant, devil’s advocate, and interface with outsiders from the financial community. Recognizing the financial risk to you personally in this age of downsizing and reorganizing, BAS agrees to severance pay of 6 months during the first 4-12 months of employment, and 12 months of severance pay thereafter in the event of your being dismissed from employment without cause.

This letter constitutes the full extent of our offer to you which you may accept by returning a copy with your signature below, along with the signed employee agreement. We look forward to a long and fruitful association.

Sincerely, Peter T. Kissinger, Ph.D. Chairman and CEO

PTK/cp

Enclosures

I accept this position as outlined in this letter.

/s/ Michael P. Silvon Michael P. Silvon	3/17/97 Date

EXHIBIT B

The following table contains a listing of the ages and job titles of persons in BASi’s Senior Management Team who were and were not selected for termination and the offer of consideration for signing a waiver. All persons who are being offered consideration under a waiver agreement must sign the agreement and return it to Human Resources within 45 days after receiving the agreement. Once the signed agreement is returned to Human Resources, the employee has 7 days to revoke the waiver agreement.

Job Title	Age	Number Selected	Number Not Selected
CEO	61	0	1
Senior VP , R&D	54	0	1
Senior VP Sales Development	56	0	1
Executive VP	64	0	1
VP Planning and Corporate Development	59	1	0
COO	54	0	1